Exhibit 10.16


                   EMPLOYMENT AGREEMENT
                   --------------------

          EMPLOYMENT AGREEMENT dated as of January 13,

1994, between J. Gary Sharp, residing in Hobe Sound,

Florida (the "Executive") and TPI Enterprises, Inc., a

New Jersey corporation ("TPIE"), and TPI Restaurants,

Inc.  ("Restaurants"), a Tennessee corporation (collec-

tively the "Companies").

          WHEREAS, the Companies and the Executive en-

tered into an Asset Purchase Agreement dated Septem-

ber l3, 1989 (the "Purchase Agreement") pursuant to which

the Companies agreed to purchase from the Executive

certain restaurant assets;

          WHEREAS, the Companies wish to be assured that

they will have the benefit of the services and advice of

the Executive and the Executive's agreement not to com-

pete with the Companies as set forth herein;

          WHEREAS, the Executive is willing to be so

employed by the Companies and is willing to agree not to

compete with the Companies on the terms and conditions

set forth herein;

          NOW, THEREFORE, in consideration of the premis-

es and of the mutual agreements hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

          1.   Employment; Term.  Subject to the terms
               ----------------

and provisions of this Employment Agreement, the Compa-

nies hereby agree to employ the Executive and the Execu-

tive hereby agrees to be employed by the Companies for

the period commencing on the date hereof and ending on

the fifth anniversary thereof unless sooner terminated as

hereinafter provided (the "Employment Term").

          2.   Duties; Full Time Employment.  During the
               ----------------------------

Employment Term, the Executive shall be Chief Executive

Officer of TPIE and President and Chief Operating Officer

of Restaurants, and shall perform duties commensurate

with such positions as shall from time to time be dele-

gated or assigned to him by the Board of Directors of the

Companies.  During the Employment Term, the Executive

will devote his entire working time, energy and skill to

the services of the Companies and the promotion of their

interests.

          3.   Place of Performance.  During the Employ-
               --------------------

ment Term, the Executive shall be based at the Companies'

corporate headquarters in West Palm Beach, Florida,

Memphis, Tennessee or such other place to which such

corporate headquarters may be relocated.

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



          4.   Compensation.
               ------------

               (a)  Base Salary.  As compensation for his
                    -----------

services to the Companies under this Agreement, the

Companies will pay to the Executive during the Employment

Term a base salary at the rate of not less that

$289,401.84 per annum, in installments which are custom-

ary with the practice of the Companies' payment of sala-

ries to their other senior management employees.  On the

last Sunday in December 1993 and the last Sunday in

December of each year thereafter during the Employment

Term, the Executive's base salary shall be increased by

an amount which is not less than five percent (5%) of the

immediately preceding year's base salary.

               (b)  Incentive Compensation.  The Execu-
                    ----------------------

tive shall be entitled to receive an annual bonus (the

"Bonus"), which shall be paid no later than February 15

of each year during the Employment Term with respect to

the immediately preceding year, commencing with the year

beginning January l, 1994.  The Bonus shall be calculated

and paid as follows:

                    (i)  The Bonus for any year (commenc-

     ing with the year beginning January l, 1994) shall

     be the amount equal to 2.70% of the increase in the

     Companies' Profits attributable to the Companies' operations for the calendar year just ended over the

     Companies' Profits for the prior year excluding any

     Restaurants acquired during that Year for which the

     Bonus is being calculated. "Profits" shall mean

     earnings attributable to the Companies' operations

     and shall consist of earnings before reductions for

     interest payments and taxes but after reductions for

     depreciation and shall be based on the consolidated

     earnings of both TPIE and Restaurants.

                    (ii) When calculating the Bonus for

     any given year (the "Bonus Year") for restaurants

     acquired that year in which the Companies have ac-

     quired additional restaurants, the Companies shall

     determine the pro forma effect of the acquisition of

     such restaurants upon the Companies' financial

     statements and Profits for the 12-month period

     immediately preceding the date of such acquisition.

     The Executive's Bonus with respect to the twelve

     months after the acquisition of such restaurants

     shall be the amount equal to 2.70% of the increase

     in the Profits over the amount of Profits stated in

     the pro forma financial statements referred to in

     the immediately preceding sentence. After each newly

     acquired restaurant has been in operation for twelve months, such restaurant shall be included in the bonus calculation for general operations of the

     Companies set forth in Section 4(b)(i) above.

                    (iii) In addition to the amounts paid

     pursuant to 4(b)(i) and 4(b)(ii) above, Executive

     shall be paid an additional Bonus amount equal to

     $28,000.00 for each percentage point increase (or

     portion thereof) in the Companies' same store nomi-

     nal sales (which shall include menu price increase)

     each calculated and payable annually.

                    (iv) Following the close of each

     fiscal year, the Compensation Committee of TPIE's

     Board will review the Companies' financial perfor-

     mance and make a discretionary grant to the Execu-

     tive of 10-year stock options that vest pro rata

     over 5 years, having a strike price equal to the

     then current market price of TPIE stock, not to

     exceed options covering 50,000 shares per year.

                    (v)  In addition, Executive will be

     granted additional options expiring on December 31,

     1998, having a strike price equal to the market

     price of TPIE stock on the date of this Employment

     Agreement as follows:

                    (a)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $18 for 20 consecutive trading days;

                    (b)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $19 for 20 consecutive trading days;

                    (c)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $20 for 20 consecutive trading days;

                    (d)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $21 for 20 consecutive trading days;

                    (e)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $22 for 20 consecutive trading days;

                    (f)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $23 for 20 consecutive trading days;

                    (g)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $24 for 20 consecutive trading days;

                    (h)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $25 for 20 consecutive trading days;

                    (i) Options covering 10,000 shares at

          such time as the closing price of TPIE stock

          exceeds $26 for 20 consecutive trading days;

          and,

                    (j)  Options covering 10,000 shares

          at such time as the closing price of TPIE stock

          exceeds $27 for 20 consecutive trading days;

               (vi) All newly granted options including

     those set forth in Paragraph 4(b)(v), will terminate

     fourteen business days after the Executive's termi-

     nation of employment by the Companies for "Cause",

     and on the earlier to occur of (i) the expiration of

     the options, (ii) one year after a termination of

     employment by the Executive for "Good Reason", or

     (iii) one year after the Executive's termination of

     employment by the Companies without "Cause".  Exist-

     ing stock options granted to the Executive under the

     TPIE 1992 Stock Option and Incentive Plan shall be

     amended to reflect the foregoing provision regarding

     exercisability upon termination of employment.

     Solely for purposes and as such terms are used in

     TPIE's 1983 Stock Option Plan and 1984 Stock Option

     Plan, the Companies shall retain the Executive as an

     "employee" and maintain his "employment" for a period, (the "Period") following the Employment Term as set forth below.  The Period shall be fourteen

     business days after the Executive's termination of

     employment by the Companies for "Cause" and the

     Period shall be the shorter of (i) from the end of

     the Employment Term through the date of expiration

     of the options, and (ii) one year following the end

     of the Employment Term if the Executive terminates

     his employment for "Good Reason" or if the Companies

     terminate the Executive's employment without

     "Cause."  During the Period, the Executive shall

     have no duties other than any he may agree to and

     the Companies shall have no obligation to pay the

     Executive more than a nominal amount or to provide

     any employee benefits other than to maintain the

     continued exercisability of his stock options.

               (c)  Participation in Benefit Plans.
                    ------------------------------

During the Employment Term, the Executive shall be enti-

tled to participate in all employee benefit plans gener-

ally available to members of the Companies' senior man-

agement, including, without limitation, medical benefit

plans, subject to and on a basis consistent with the

terms, conditions and overall administration of such

plans and shall be entitled to such vacation and other

perquisites generally available to members of the

Companies' senior management.

          5.   Reimbursement for Expenses.  The Companies
               --------------------------

shall reimburse the Executive for all reasonable and

necessary business, traveling and entertainment expenses

and other disbursements incurred by him (in accordance

with reasonable policies and procedures established for

executive officers of the Companies) for or on behalf of

the Companies in the performance of his duties during the

Employment Term under this Agreement upon submission to

the Companies by the Executive of documentation evidenc-

ing such expenses.

          6.   Unauthorized Disclosure; Competitive
               ------------------------------------

Activity.
- --------

               (a)   During the Employment Term and for a

period of two years thereafter (the "Nondisclosure Peri-

od"), the Executive shall not make any Unauthorized Dis-

closure. For purposes of this Agreement, "Unauthorized

Disclosure" shall mean disclosure by the Executive to any

person, other than an employee of the Companies or a per-

son to whom disclosure is reasonably necessary or appro-

priate or legally required in connection with the perfor-

mance by the Executive of his duties as an executive of

the Companies, without the written consent of the Board of

Directors of the Companies, of any information obtained by

the Executive while in the employ of the Companies with

respect to any of the Companies' business, financial af-

fairs, inventions, processes, customers, or methods of

distribution, the disclosure of which he knows or has reason to believe will or would be damaging to the Compa-

nies; provided that the Executive shall not be prohibited
      --------

from using or disclosing any information (i) known gener-

ally to the public (other than as a result of disclosure

by him), (ii) known to the Executive prior to his signing

of this Agreement (other than information which he ac-

quired during negotiations relating to this Agreement or

the Purchase Agreement), (iii) which is non-confidential

and disclosed to him, or (iv) not otherwise considered

confidential by a person engaged in the same business as

that conducted by the Companies.

               (b)  Competitive Activity.  The Executive
                    --------------------

agrees that during the Noncompetition Period (as defined

below), except as set forth on Exhibit A hereto, he will

not, directly or indirectly, own or operate any restaurant

located within five miles of any restaurant owned or oper-

ated by the Companies that are similar to any restaurant

owned or operated by the Companies without the written

consent of the Board of Directors of the Companies.  For

purposes of this Agreement the Noncompetition Period shall

commence on the Date hereof and terminate:

                    (i)  if the Executive terminates his

employment hereunder for Good Reason (as defined below),

on the Date of Termination, as determined pursuant to Sec-

tion 7(f);

                    (ii) if the Executive's employment

          hereunder is terminated by the Companies for

          Cause (as defined below), on the second anni-

          versary of the Date of Termination, as deter-

          mined pursuant to Section 7(f);

                    (iii) if the Executive's employment

          hereunder is terminated for any" other reason

          provided for in the Agreement on or prior to the

          fifth anniversary of the date of the Agreement,

          on the second anniversary of the Date of

          Termination, as determined pursuant to Section

          7(f).

          7.   Termination.  The Executive's employment
               -----------

with the Companies shall be terminated in accordance with

the following provisions:

               (a)  Death.  The Executive's employment
                    -----

with the Companies shall terminate upon the Executive's

death.

               (b)  Disability.  The Executive's employ-
                    ----------

ment with the Companies shall terminate if, as a result of

the Executive's incapacity due to physical or mental

illness, the Executive shall have been absent from the

Executive's duties with the Companies for 120 consecutive

days, and within thirty days after Notice of Termination

(as hereinafter defined) is received by the Executive, the

Executive shall not have returned to the full-time perfor-

mance of his duties.

               (c)  Cause.  The Companies may terminate
                    -----

the Executive's employment for "Cause." For the purposes of this Employment Agreement, the Companies shall have

"Cause" to terminate the Executive's employment hereunder

upon (1) the willful and continued failure by the Execu-

tive to reasonably perform the Executive's duties with the

Companies (other than any such failure resulting from the

Executive's incapacity due to physical or mental illness),

after a written demand for performance is delivered to the

Executive by the Board of Directors of each of the Compa-

nies which specifically identifies and sets forth with

particularity the manner in which the Board of Directors

of each of the Companies reasonably believes that the

Executive has not substantially performed the Executive's

duties, (2) the willful engaging by the Executive in

misconduct (defined as dishonesty, fraud, embezzlement,

theft, conviction of a felony, drunkenness or unethical

business conduct) which is injurious to the Companies, or

(3) a willful breach of Section 6 hereof by the Executive

which is materially injurious to the Companies.

               (d)  Good Reason.  The Executive may
                    -----------

terminate his employment for "Good Reason." For purposes

of this Agreement, "Good Reason" shall mean:

                    (i)  proven criminal conduct by any of

          the senior officers of the Companies in connec-

          tion with the operation of the Companies;

                    (ii) any material breach by the Compa-

          nies of any provision of this Agreement, which

          is not remedied within 10 business days after receipt by the Companies of written notice from the Executive; or

                    (iii) failure of the Executive to be

          elected to, or removal of the Executive from,

          the Board of Directors of the Companies during

          the term of this Agreement, removal of the

          Executive from the position of Chief Executive

          Officer of TPIE and/or President and Chief

          Operation Officer of Restaurants, and/or any

          material change in the Executive's duties from

          the duties as they exist on the date hereof.

               (e)  Without Cause. The Companies may
                    -------------

terminate the Executive's employment without "Cause".

               (f)  Notice of Termination.  Any termina-
                    ---------------------

tion pursuant to clauses (b), (c) (d) or (e) above shall

be communicated by written Notice of Termination from the

party seeking termination of the Executive's employment.

For purposes of this Employment Agreement, a "Notice of

Termination" shall mean a notice which shall indicate the

specific termination provision in this Employment Agree-

ment relied upon and shall set forth in reasonable detail

the facts and circumstances claimed to provide a basis for

termination of the Executive's employment under the

provisions so indicated.

               (g)  Date of Termination.  "Date of Termi-
                    -------------------

nation" shall mean (1) if the Executive's employment is

terminated due to the expiration of the Employment Term, the date of such expiration; (2) if the Executive's employment is terminated due to the death of the Execu-

tive, the date of the Executive's death; (3) if the

Executive's employment is terminated for Disability,

thirty days after Notice of Termination is received by the

Executive, provided that the Executive shall not have
           --------

returned to the performance of the Executive's duties on a

full-time basis during such thirty day period; (4) if the

Executive's employment is terminated for Cause, the date

specified in the Notice of Termination; (5) if the Execu-

tive's employment is 'terminated for Good Reason, the date

specified in the Notice of Termination, and (6) if the

Executive's employment is terminated by Companies without

"Cause", the date specified in the Notice of Termination.

          8.   Compensation During Disability and Upon
               ---------------------------------------

Termination.
- -----------

               (a)   During any period that the Executive

fails to perform his duties hereunder as a result of

Disability, the Executive shall continue to receive his

full base salary at the rate then in effect plus any

payments payable under Sections 4(b) and 4(c) until the

Executive's employment is terminated pursuant to Section

7.  Thereafter, the Executive's benefits shall be deter-

mined in accordance with the Companies' disability insur-

ance plan or its substantial equivalent, or any substitute

plan or plans then in effect, if any.

               (b)   If the Executive's employment is

terminated due to the Executive's death, the Companies

shall pay to the Executive's surviving spouse, or if there

is no spouse surviving, then to the Executive's estate, a

lump sum cash payment, in an amount equal to the Execu-

tive's base salary in effect on the date of the Execu-

tive's death for the three full months following the month

in which such death occurs plus incentive compensation

pursuant to Section 4(b) prorated to date of death, plus

any benefits which would have been payable during such

three month period pursuant to Section 4(c).

               (c)   If the Executive's employment is

terminated for "Cause" pursuant to section 7(c) hereof,

the Companies shall pay the Executive his full base salary

at the rate then in effect through the Date of Termination

and Executive shall be entitled to receive the option

rights as provided in paragraph 4(b) hereof, and the right

to exercise same for fourteen business days after termina-

tion for "Cause" as provided in paragraph 4(b)(vi) hereof

to the extent same are earned or otherwise qualify for

exercise by Executive during the fourteen business days

following a termination for "Cause", and the Companies

shall have no further obligations to the Executive under

this Employment Agreement.

               (d)   If the Executive's employment is

terminated (1) without "Cause" pursuant to Section 7(e)

hereof, or, (2) by the Executive with "Good Reason" pursu-ant to Section 7(d), hereof, the Companies shall pay the

Executive his full base salary at the rate then in effect

until the fifth anniversary of the date of this Agreement

and the Executive shall be entitled to receive the option

rights as provided in paragraph 4(b) hereof to the extent

same are earned or otherwise qualify for exercise by Exec-

utive during the one-year period following a termination

by the Companies without "Cause" or by Executive with

"Good Reason", and the right to exercise same for one (1)

year after termination by the Companies without "Cause",

or by Executive with "Good Reason", as provided in para-

graph 4(b)(vi) hereof.

               (e)   Executive shall have no duty to miti-

gate the amounts payable under this paragraph 8, and any

payments provided for in this paragraph 8 and subpara-

graphs thereof, shall be paid to Executive without regard

to any compensation received by Executive from subsequent

employers and Companies shall not offset or receive a

credit against any amounts otherwise due Executive under

this Agreement.

          9.   Option and Cancellation.  The (a) Termina-
               -----------------------

tion Option, (b) Change of Control Option, and (c) Right

of First Refusal Option set forth in paragraph 9 of the

Employment Agreement, between Executive and Restaurants,

dated September 13, 1989, which provides for certain

rights to purchase certain restaurants sold to Restaurants in the Purchase Agreement, is hereby cancelled and terminated.

          10.  Indemnification.  From and after Execu-
               ---------------

tive's first employment by the Companies or either one of

them on September 13, 1989, the Companies shall indemnify,

defend and hold harmless the Executive from and against

all obligations, liabilities, demands, claims, actions,

losses, damages, costs and expenses, including without

limitation, interest, penalties and attorney's fees (at

the trial level and/or appellate level) and expenses,

arising out of or relating to Executive's employment with

Companies or either one of them, at any time, and such

indemnification shall be to the fullest extent allowed or

provided by law.  The terms of this indemnification

provision shall survive the termination of this Agreement

and/or Executive's employment.

          11.  Successors; Binding Agreement; Assignment.
               -----------------------------------------

Nothing in this Employment Agreement shall prevent the

consolidation of the Companies with, or its merger with or

into, any other corporation, or the sale by the Companies

of all or substantially all of its properties or assets to

any other corporation.  The Companies will use their best

efforts to cause any corporation succeeding (whether

direct or indirect, by purchase, merger or consolidation

or otherwise) to all or substantially all of the proper-

ties and assets of the Companies (the "Successor") ex-

pressly to assume and agree to perform this Employment

Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.  In the event that any Suc-

cessor expressly assumes and agrees to perform this

Employment Agreement or any of the obligations hereunder,

and the Companies assign this Employment Agreement or any

part of this Employment Agreement to the Successor, such

assumption shall not relieve the Companies of such assumed

obligations to the Executive.  The Executive's rights and

obligations under this Employment Agreement shall not be

transferable by assignment or otherwise nor shall the

Executive's rights be subject to encumbrance or subject to

the claims of the Companies' creditors, provided, however,

that in no event shall any merger, consolidation or sale

relieve or release the Companies from any of their obliga-

tions or liabilities to Executive arising hereunder.  This

Employment Agreement is for the sole benefit of the

parties hereto and shall not create any rights in third

parties, except as expressly set forth herein.

          12.  Entire Agreement; Severability.  Except for
               ------------------------------

executive perquisite plan(s), retirement plans, and any

other regular employee benefit plans, this Employment

Agreement constitutes the entire agreement between the

parties hereto in respect of the employment of the Execu-

tive by the Companies during the Employment Term.  The

provisions herein shall be regarded as divisible, and if

any of such provisions or any part thereof are declared

invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

          13.  Governing Law. The  validity, interpreta-
               --------------

tion, construction, performance and enforcement of this

Employment Agreement shall be governed by the laws of the

State of Tennessee.

          14.  Notices.  All notices and other communica-
               --------

tions hereunder shall be in writing and shall be deemed to

have been duly given if delivered in person or sent by

certified mail, return receipt requested, postage prepaid,

addressed as follows:

     If to the Companies, to:

          TPI Enterprises, Inc.
          East Tower, Suite 903-909
          777 South Flagler Drive
          West Palm Beach, Florida 33401
          Attn:  Chairman of the Board

     If to the Executive to:

          J. Gary Sharp
          485 S. Beach Road
          Hobe Sound, Florida 33455-2710

or to such other address as the party to whom notice is to

be given may, from time to time, designate in writing

delivered in a like manner; provided that notices of
                            --------

changes of address shall be effective only upon receipt

thereof.  Notice given by mail as set forth above shall be

deemed delivered on the fifth day following the date the

same is postmarked.  Notice delivered in person shall be

deemed delivered on the date received.



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

     15.  Modifications and Waivers.  No provision of this
          -------------------------

Employment Agreement may be modified, altered or amended

except by an instrument in writing executed by the parties

hereto.  No waiver by either party hereto of any breach by

the other party hereto of any term or provision of this

Employment Agreement to be performed by such other party

shall be deemed a waiver of similar or dissimilar terms or

provisions at that time or at any prior or subsequent

time.

     16.  Headings.  The headings contained herein are
          --------

solely for the purpose of reference, are not part of this

Employment Agreement and shall not in any way affect the

meaning or interpretation of this Employment Agreement.

     17.  Counterparts.  This Employment Agreement may be
          ------------

executed in two or more counterparts, each of which shall

be deemed to be an original but all of which together

shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Companies have caused

this Employment Agreement to be executed by authority of

their respective Board of Directors, and the Executive has

hereunto set his hand, the day and year first above

written.



                              TPI ENTERPRISES, INC.



                              BY:  /s/ Stephen R. Cohen
                                  ----------------------
                              Name:  Stephen R. Cohen
                              Title: Chairman of the
                                          Board



                              TPI RESTAURANTS, INC.



                              BY:  /s/ Stephen R. Cohen
                                  ----------------------
                              Name:  Stephen R. Cohen
                              Title: Chairman of the
                                          Board


                              /s/ J. Gary Sharp
                              -------------------------
                              J. Gary Sharp
















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